Exhibit 99

PRESS RELEASE

For Immediate Release

CORGENIX REPORTS RECORD REVENUE FOR
FIRST QUARTER OF FISCAL 2007

DENVER (BROOMFIELD), COLORADO —November 14, 2006— Corgenix Medical Corporation (OTC BB:  CONX), a worldwide developer and marketer of diagnostic test kits, reported sales of $1,694,112 for the first fiscal quarter ended September 30, 2006 compared with $1,634,953 for the quarter ended September 30, 2005, an increase of 3.6%.

The first quarter of fiscal 2007 produced an operating loss of $267,970 compared with operating income of $213,762 for the first quarter of fiscal 2006.  The net loss for the quarter was $843,203, or $0.08 per share, compared with a net loss of $124,108, or $0.01 per share, in the year earlier quarter. The current net loss is primarily due to significant non-operating and non-cash charges attributable to the recent convertible debt financing, which resulted in $497,124 (or $0.04per share) in non-cash charges to interest expense, and $135,206 (or $0.01 per share) in amortization of deferred financing costs, both relating to the beneficial conversion features of the notes payable from the financing. In addition, the Company relocated its headquarters to a state-of-the-art facility in July 2006 and curtailed production for most of that month during the relocation process.

During the first quarter 2007, Corgenix was again named one of Colorado’s 50 fastest growing technology companies in Colorado, in a list compiled by Deloitte & Touche.

“During the quarter, the Company continued to benefit from strong sales demand for its main products,” said Douglass Simpson, President and CEO of Corgenix. “Given the fact that we halted production at the beginning of the quarter due to the relocation of our facility, we are quite pleased with our results.  Our new facility provides us with increased production capabilities and efficiencies that will enable us to continue to expand our product offerings.  Further, as our product offerings expand into key strategic markets, our sales have increased both domestically and internationally.”

Mr. Simpson concluded, “Also during the first quarter, we formulated new wellness and infectious disease divisions, both of which, we expect, will offer excellent growth potential. The management team believes that we are on target for another strong year driven by new product expansion, the continued acceleration of our sales, and our new facilities that will support our growth.”

About Corgenix Medical Corporation

Corgenix is a leader in the development and manufacturing of specialized diagnostic kits for immunology disorders, vascular diseases and bone and joint disorders. Corgenix diagnostic products are commercialized for use in clinical laboratories throughout the world. The company currently sells over 50 diagnostic products through a global distribution network and has significant experience advancing products through the FDA process. More information is available at www.corgenix.com.

Statements in this press release that are not strictly historical facts are “forward looking” statements (identified by the words “believe”, “estimate”, “project”, “expect” or similar expressions) within the meaning of the Private Securities Litigation Reform Act of 1995.  These statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.  Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company’s products and services in the marketplace, competitive factors, changes in the regulatory environment, and other risks detailed in the Company’s periodic report filings with the Securities and Exchange Commission.  The statements in this press release are made as of today, based upon information currently known to management, and the company does not undertake any obligation to publicly update or revise any forward-looking statements.

SUMMARY OF FINANCIAL HIGHLIGHTS
($000 of U.S. dollars except shares outstanding and per share amounts)

CORGENIX MEDICAL CORPORATION AND SUBSIDIARIES
OPERATIONAL DATA

	Quarter Ended September 30,
	2006	2005
Net sales	$1,694	$1,635
Gross profit	1,049	1,053
Operating income (loss)	(268)	214
Net loss	(843)	(124)
Basic and diluted loss per share	$(0.08)	$(0.01)
Diluted shares outstanding	11,125,859	8,379,052

BALANCE SHEET DATA

	September 30, 2006	June 30, 2006
Cash	$2,076	$3,118
Working capital	2,115	4,205
Total assets	9,436	8,214
Long-term debt	1,605	1,296
Total stockholders’ equity	4,054	4,691

Company Contact:
Corgenix Medical Corp
William Critchfield, Senior VP and CFO
(303) 453-8903
Email: wcritchfield@corgenix.com

Investor Contact:
The Investor Relations Group
Tom Caden / Erika Moran
Phone: (212) 825-3210
Fax: (212) 825-3229